Exhibit 8.4

To:	JinkoSolar Holding Co., Ltd.
1 Jingke Road,
Shangrao Economic Development Zone
Jiangxi Province 334100
People’s Republic of China

May 13, 2010

Dear Sirs:

We are qualified lawyers of the People’s Republic of China (the “PRC”) and as such qualified to issue this opinion on the laws and regulations of the PRC.

We have acted as PRC counsel to JinkoSolar Holding Co., Ltd, a company incorporated under the laws of the Cayman Island (the “Company”), in connection with (i) the Company’s Registration Statement on Form-1, including all amendments or supplements thereto (the “Registration Statement”), filed with Securities and Exchange Commission (the “SEC”), relating to the proposed initial public offering (the “Offering”) of the Company’s American Depositary Shares (“ADSs”), and (ii) the Company’s proposed listing of its ADSs on the New York Stock Exchange (the “Listing”). We have been requested to give our opinion in connection with the Section “Taxation-People’s Republic of China Taxation” regarding the PRC Taxation.

The opinion is rendered on the basis of the PRC laws effective as of the date hereof and there is no assurance that any of such laws will not be changed, amended or replaced in the immediate future or in the longer term with or without retrospective effect. The PRC laws referred to herein are laws, regulations and rules of the mainland territory of the PRC that currently in force on the date of this opinion. We have not made any investigation of, and do not express any opinions on, the laws and regulations of any jurisdiction other than the PRC.

Based on and subject to the foregoing, we are of the following opinion:

The description of the PRC taxation under the heading of “People’s Republic of China Taxation”, as set forth in the Registration Statement under the section of “Taxation”, constitutes our opinion.

This opinion is issued to the Company for the purpose of filing the Registration Statement with the SEC.

We hereby consent to the filing of this opinion as an exhibit to the Registration Statement and to the use of our name under the captions of “Legal Matters” and “Taxation - People’s Republic of China Taxation” in the prospectus included in the Registration Statement. In giving such consent, we do not thereby admit that we fall within the category of the person whose consent is required under Section 7 of the U.S. Securities Act of 1933, as amended, or the regulations promulgated thereunder.

Sincerely yours,

/s/ Chen & Co. Law Firm
Chen & Co. Law Firm